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                                                                    Exhibit 6(b)
                                     FORM OF

                      SUPPLEMENT TO DISTRIBUTION AGREEMENT

                                       OF

                     MORGAN STANLEY INSTITUTIONAL FUND, INC.

                                (CLASS B SHARES)


          Supplement dated as of _____________, 1995 (the "Supplement") to Distribution Agreement dated as of October 1, 1988 (the "Agreement") among Morgan Stanley Institutional Fund, Inc., a Maryland corporation (the "Fund"), and Morgan Stanley & Co. Incorporated, a Delaware corporation (the "Distributor").

                                    RECITALS

          The Fund has executed and delivered a Distribution Agreement, dated as of October 1, 1988, between the Fund and the Distributor. The Agreement appoints the Distributor in connection with the offering and sale of the shares of common stock, par value $0.001, of the Fund and sets forth the rights and obligations of the parties with respect to the distribution of the shares.

                                   AGREEMENTS

          NOW, therefore, the parties agree that the rights and obligations set forth in the Distribution Agreement shall be applicable to the Class B Shares of the Fund and that with respect to such shares, the Agreement is amended and supplemented by the following:

          COMPENSATION

               For the services to be rendered and the expenses assumed by the Distributor with respect to the Class B Shares, the Fund shall pay to the Distributor, compensation at the annual rate of .25% of the average daily net assets of the Class B Shares. Except as hereinafter set forth, continuing compensation under this Agreement shall be calculated and accrued daily and the amounts of the daily accruals shall be paid monthly in arrears within ten days after the end of the month. If this Agreement becomes effective subsequent to the first day of a month or shall terminate before the last day of a month, compensation for that part of the month this Agreement is in effect shall be prorated in a manner consistent with the calculations of the fees as set forth above. Payment of the Distributor's compensation for the preceding month shall be made as promptly as possible, but in no event later than ten days after the end of the month.

          This Supplement may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

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The parties listed below have executed this Supplement as of ___________, 1995.


                                   MORGAN STANLEY & CO.
                                   INCORPORATED


                                   By:
                                      ------------------------------------------
                                   Name:
                                   Title:


                                   MORGAN STANLEY INSTITUTIONAL
                                   FUND, INC.


                                   By:
                                      ------------------------------------------
                                   Name:
                                   Title: